NFO RESEARCH, INC.
                                 EXHIBIT 11
                 COMPUTATIONS OF NET INCOME PER COMMON SHARE
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)



                                     THREE MONTHS     SIX MONTHS
                                     ENDED JUNE 30    ENDED JUNE 30
                                     1996     1995    1996     1995

PRIMARY:
- --------------
NET INCOME                            $2,240 $ 1,728  $ 3,941 $ 3,013
                                      ======  =======  ===============

 WEIGHTED AVERAGE SHARES OUTSTANDING  10,167   9,381   10,133   9,351
 DILUTIVE STOCK OPTIONS                  513     261      472     236
 OTHER COMMON SHARES EQUIVALENTS          33      33       33      33
                                      10,713   9,675   10,638   9,620
                                     =======  ======  =======  ======


 PRIMARY EARNINGS PER SHARE              .21    $.18  $   .37  $  .31
                                    =================  =======  ======


FULLY DILUTED:
- --------------

 NET INCOME                          $ 2,197  $1,718  $ 3,854  $2,993
                                      =======  =====  =======  ======

 WEIGHTED AVERAGE SHARES OUTSTANDING  10,167   9,381   10,133   9,351
 DILUTIVE STOCK OPTIONS                  537     293      531     292
 OTHER COMMON SHARES EQUIVALENTS          33      33       33      33
 CONTINGENT SHARES                        52      25       52      25
                                      10,789   9,732   10,749   9,701
                                     =======  ======  =======  ======


 FULLY DILUTED EARNINGS PER SHARE       $.20    $.18     $.36    $.31
                                     =======  =======  =======  ======



THE EARNINGS PER SHARE AND SHARE DATA REFLECT THE THREE-FOR-TWO STOCK SPLIT EFFECTED ON FEBRUARY 5, 1996.